December 23, 2019

Board of Trustees
JNL Series Trust
1 Corporate Way
Lansing, Michigan 48951

Re: Opinion of Counsel - JNL Series Trust

Ladies and Gentlemen:

I have acted as counsel to the JNL Series Trust, a Massachusetts business trust (“Trust”), in connection with Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (“Commission”) on or about December 23, 2019 (the “Registration Statement”), registering an indefinite number of Class A and Class I Shares of Beneficial Interest (no par value) of the series of the Trust listed in Appendix A attached hereto as “Acquiring Fund” (“Shares”) to be issued pursuant to the Plans of Reorganization (“Plans”) by and between the Trust, on behalf of the Acquiring Fund and the corresponding series of the Trust listed in Appendix A as “Acquired Funds.”  The Plans provide for (1) the transfer of all of the assets of the Acquired Funds to the Acquiring Fund in exchange for Acquiring Fund Shares having an aggregate net asset value equal to the Acquired Funds’ net assets; (2) the Acquiring Fund’s assumption of all the liabilities of its Acquired Funds; (3) the distribution to the respective shareholders of the Acquiring Fund Shares; and (4) the complete termination of the Acquired Funds.

In connection with this opinion, I have examined the following documents:

(a)	the Registration Statement;
(b)	the Plans;
(c)	a copy of the Trust’s Declaration of Trust (“Declaration of Trust”) on file in the office of the Secretary of State of the Commonwealth of Massachusetts; and
(d)	the Trust’s Amended and Restated By Laws and certain votes of the Trustees of the Trust.

In such examination, I have assumed the accuracy and completeness of each document, the genuineness of all signatures on original documents, the authenticity of all original documents reviewed by me, the conformity to original documents of all documents reviewed by me as facsimile, electronic, certified, conformed, or photostatic copies thereof, the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof and the legal competence of such individual executing any document. I have also assumed, for the purposes of this opinion, that the Plan, in substantially the form reviewed by me, is duly delivered by the parties thereto and that all of the conditions set forth in the Plan included in the Registration Statement shall have occurred prior to the issuance and sale of the Shares.

This opinion is based entirely on my review of the documents listed above. I have made no other review or investigation of any kind whatsoever, and I have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the laws of the Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which I express no opinion) as applied by courts in such Commonwealth.

I understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is my opinion that the Shares, when issued and sold in accordance with the Registration Statement, the Plans and the Trust’s Declaration of Trust and By Laws, will be legally issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for the Trust’s obligations.

A copy of the Trust’s Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. I note specifically that the obligations of or arising out of the Plans are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its interest under the Plan. I further note that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of the Plan are binding solely upon the assets or property of the Acquiring Fund.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Susan S. Rhee

Susan S. Rhee
Vice President, Chief Legal Officer, and Secretary

Appendix A

Acquired Funds	Acquiring Fund
JNL/Invesco China-India Fund, a series of the Trust JNL/Oppenheimer Emerging Markets Innovator Fund, a series of the Trust	JNL/Lazard Emerging Markets Fund, a series of the Trust